                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT
                        (As amended December 23, 1998)

      Filed Pursuant to Section 13 or 15(d) of the Securities Act of 1934

       Date of Report (Date of earliest event reported) October 15, 1998
                                                        ----------------



                             AFC ENTERPRISES, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


     Minnesota                    -                         58-2016606
--------------------------------------------------------------------------------
     (State or other         (Commission                    (IRS Employer
     jurisdiction of         File Number)                  Identification No.)
     incorporation)


Six Concourse Parkway, Suite 1700, Atlanta, Georgia        30328-5352
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code  (770) 391-9500
                                                    ----------------------------


                               Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7 is hereby amended as follows:

Item 7.   Financial Statements and Exhibits
          ---------------------------------

     (a)  Financial statements of business acquired.

          The following historical financial statements are included in this report:

          1. Audited consolidated balance sheets of Cinnabon International, Inc. and subsidiary as of March 30, 1997 and March 29, 1998 and the related consolidated statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended March 29, 1998, with report of independent auditors.

          2. Unaudited consolidated financial statements of Cinnabon International, Inc. and subsidiary for the six months ended September 27, 1998.

     (b)  Pro forma financial information.

          1.   Pro forma consolidated balance sheet as of September 6, 1998.

          2. Pro forma consolidated statement of operations for the year ended December 28, 1997.

          3. Pro forma consolidated statement of operations for the thirty-six week period ended September 6, 1998.

          4.   Notes to the pro forma consolidated financial statements.

     (c)  Exhibit index.

          23.1  Consent of Independent Auditors.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               AFC Enterprises, Inc.

                               By: /s/ Gerald J. Wilkins
                                   -------------------------
                                    Gerald J. Wilkins
                                    Chief Financial Officer
                                    (Principal Financial and Accounting
                                    Officer)


Date:  December 23, 1998

                  Cinnabon International, Inc. and Subsidiary

                       Consolidated Financial Statements
                        and Other Financial Information

        Years Ended March 31, 1996, March 30, 1997, and March 29, 1998



                                   CONTENTS

Report of Independent Auditors......................................  F-2

Audited Consolidated Financial Statements

Consolidated Balance Sheets.........................................  F-3
Consolidated Statements of Operations...............................  F-5
Consolidated Statements of Shareholders' Deficiency.................  F-6
Consolidated Statements of Cash Flows...............................  F-7
Notes to Consolidated Financial Statements..........................  F-8

                        Report of Independent Auditors

Board of Directors
Cinnabon International, Inc.

We have audited the accompanying consolidated balance sheets of Cinnabon International, Inc. and subsidiary (the Company) as of March 30, 1997 and March 29, 1998, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the three years in the period ended March 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated July 10, 1998, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company (as discussed in Note 17) has completed its agreement and plan of merger with AFC Enterprises, Inc., resulting in net proceeds of $67 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cinnabon International, Inc. and subsidiary as of March 30, 1997 and March 29, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 29, 1998, in conformity with generally accepted accounting principles.


July 10, 1998,
except Note 17, as to which the date is
October 15, 1998                                            /s/ERNST & YOUNG LLP

                  Cinnabon International, Inc. and Subsidiary

                          Consolidated Balance Sheets

                                                               MARCH 30,         MARCH 29,
                                                                 1997              1998
                                                            ---------------------------------
ASSETS
Current assets:
   Cash                                                       $  2,221,580     $  1,737,820
   Accounts receivable                                           1,333,020        1,030,340
   Inventories                                                     518,257          785,314
   Income tax receivable                                                 -        1,350,000
   Prepaid expenses                                              1,755,523          409,576
                                                            ---------------------------------
Total current assets                                             5,828,380        5,313,050
Property and equipment:
   Building and equipment                                                -                -
   Equipment, furniture, and fixtures                           25,196,046       22,516,797
   Leasehold improvements                                       17,798,197       20,514,475
                                                            ---------------------------------
                                                                42,994,243       43,031,272
   Less accumulated depreciation and amortization              (14,058,638)     (18,215,754)

                                                                28,935,605       24,815,518
Construction in progress                                           467,116          222,525
Other assets:
   Investment in partnership                                             -                -
   Intangibles, net of accumulated amortization                 12,448,343       11,966,934
   Deposits and other                                            8,094,485        9,275,963
                                                            ---------------------------------
Total other assets                                              20,542,828       21,242,897


                                                            ---------------------------------
Total assets                                                  $ 55,773,929     $ 51,593,990
                                                            =================================

                                                               MARCH 30,        MARCH 29,
                                                                 1997             1998
                                                            -------------------------------
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
 Accounts payable and accrued expenses                        $  9,945,054     $  8,673,165
 Income taxes payable                                            2,385,197          214,316
 Current portion of long-term indebtedness                          54,386        4,279,386
                                                            -------------------------------
Total current liabilities                                       12,384,637       13,166,867
Long-term indebtedness, net of
 current portion                                                47,883,018       51,982,486
Other noncurrent liabilities                                     8,267,573        9,711,068
Shareholders' deficiency:
 Redeemable preferred stock:
    Class A, $0.01 par value:
      Authorized shares - 7,000,000                              6,033,343        6,761,408
      Issued and outstanding shares - 7,000,000
    Class B, $0.01 par value:
      Authorized shares - 2,000,000
      Issued and outstanding shares - 2,000,000                  1,723,812        1,931,831
   Preferred stock dividends payable                             4,132,835        4,920,803
   Common stock:
    Class A, $0.01 par value:
      Authorized shares - 18,500,000
      Issued and outstanding shares - 14,183,851 and
        14,258,598, respectively                                   142,586          141,839
   Additional paid-in capital                                    2,047,926          159,991
   Accumulated deficit                                         (26,841,801)     (37,182,303)
                                                            -------------------------------
Total shareholders' deficiency                                 (12,761,299)     (23,266,431)
                                                            -------------------------------
Total liabilities and shareholders' deficiency                $ 55,773,929     $ 51,593,990
                                                            ===============================

See accompanying notes.

                  Cinnabon International, Inc. and Subsidiary

                     Consolidated Statements of Operations



                                                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                                                             MARCH 31,         MARCH 30,         MARCH 29,
                                                                1996              1997              1998
                                                          ---------------------------------------------------
Bakery sales                                                  $64,878,857       $73,848,111      $ 76,021,182
Franchise royalties and fees                                    2,754,336         2,791,944         3,243,441
                                                          ---------------------------------------------------
                                                               67,633,193        76,640,055        79,264,623
Cost of sales:
 Product                                                       15,187,834        18,042,683        18,039,871
 Labor                                                         19,985,483        23,704,790        23,575,954
 Other direct costs                                             6,350,647         4,967,153         5,185,488
 Occupancy costs                                                9,094,999        13,521,889        15,684,947
 Depreciation and amortization                                  2,958,031         4,418,405         5,504,847
 Preopening amortization                                          483,714           884,640           673,043
                                                          ---------------------------------------------------
                                                               54,060,708        65,539,580        68,664,150
                                                          ---------------------------------------------------
Gross profit                                                   13,572,485        11,100,475        10,600,473

Corporate general and administrative expenses                   9,124,010         9,434,235         9,599,105
Depreciation and intangible amortization                          988,863         2,032,463         1,248,230
Provision for write-down of bakery assets                               -           333,196         4,834,515
Reorganization charges                                                  -                 -         1,011,281
                                                          ---------------------------------------------------
Income (loss) from continuing operations before
 interest, income taxes, and other items                        3,459,612          (699,419)       (6,092,658)

Interest expense, net                                           3,903,590         4,321,323         5,499,070
                                                          ---------------------------------------------------
Loss from continuing operations before
 income taxes and other items                                    (443,978)       (5,020,742)      (11,591,728)
Income tax (benefit) on continuing operations                      77,509           102,196        (1,251,226)
                                                          ---------------------------------------------------
Loss from continuing operations before other items               (521,487)       (5,122,938)      (10,340,502)

Discontinued operations (Note 3):
 Income (loss) from operations (net of tax of
   $347,000 in 1997)                                           (1,070,465)          672,530                 -
 Gain on sale (net of tax of $2,489,551)                                -         1,877,428                 -
Extraordinary item - write-off of debt issuance costs
 (net of tax benefit of $452,626)                                       -          (878,626)                -
                                                          ---------------------------------------------------
Net loss                                                      $(1,591,952)      $(3,451,606)     $(10,340,502)
                                                          ===================================================


See accompanying notes.

                  Cinnabon International, Inc. and Subsidiary


              Consolidated Statements of Shareholders' Deficiency



                                                            PREFERRED            COMMON STOCK
                                              REDEEMABLE      STOCK              (PAR VALUE)
                                                                           --------------------------
                                              PREFERRED     DIVIDENDS                      PAID-IN       ACCUMULATED
                                                STOCK        PAYABLE        CLASS A        CAPITAL         DEFICIT
                                             --------------------------------------------------------------------------
Balance at March 26, 1995                      $6,357,475    $2,688,180      $146,230     $5,687,101      $(21,798,243)
   Net loss                                             -             -             -              -        (1,591,952)
   Preferred dividends accrued                          -       701,291             -       (701,291)                -
   Preferred stock accretion                      637,332             -             -       (637,332)                -
   Purchase of common stock                             -             -          (275)       (78,730)                -
                                             --------------------------------------------------------------------------
Balance at March 31, 1996                       6,994,807     3,389,471       145,955      4,269,748       (23,390,195)
   Net loss                                             -             -             -              -        (3,451,606)
   Preferred dividends accrued                          -       743,364             -       (743,364)                -
   Preferred stock accretion                      762,348             -             -       (762,348)                -
   Issuance of common stock                             -             -           227         49,773                 -
   Purchase of common stock                             -             -        (3,596)      (765,883)                -
                                             --------------------------------------------------------------------------
Balance at March 30, 1997                       7,757,155     4,132,835       142,586      2,047,926       (26,841,801)
   Net loss                                             -             -             -                      (10,340,502)
   Preferred dividends accrued                          -       787,968             -       (787,968)                -
   Preferred stock accretion                      936,084             -             -       (936,084)                -
   Purchase of common stock                             -             -          (747)      (163,883)                -
                                             --------------------------------------------------------------------------
Balance at March 29, 1998                      $8,693,239    $4,920,803      $141,839     $  159,991      $(37,182,303)
                                             ==========================================================================


See accompanying notes.

                  Cinnabon International, Inc. and Subsidiary

                     Consolidated Statements of Cash Flows


                                                                                        YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                                                         MARCH 31,      MARCH 30,      MARCH 29,
                                                                                           1996           1997            1998
                                                                                     -----------------------------------------------
OPERATING ACTIVITIES
Net loss                                                                               $ (1,591,952)  $ (3,451,606)   $(10,340,502)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
   Depreciation and amortization                                                          9,027,583      7,335,508       7,263,554
   Imputation of interest                                                                   863,005        988,140       1,131,420
   Provision for write-down of bakery assets                                                      -        333,196       3,919,365
   Accrued interest                                                                         426,004        473,443         538,553
   Extraordinary item, net of tax                                                                 -        878,626               -
   Gain on sale of restaurant division, net of tax                                                -     (1,877,428)              -
   Loss on disposition of assets                                                             18,962              -               -
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                                         (1,563,624)     2,344,683        (622,517)
      (Increase) decrease in inventories                                                   (170,379)       (82,825)        186,861
      (Increase) decrease in prepaid expenses                                               200,432       (614,322)        893,885
      Increase in deposits and other                                                       (407,490)    (1,071,658)       (720,201)
      (Increase) decrease in accounts payable and accrued expenses                        4,581,179     (3,844,977)     (1,271,889)
      Increase (decrease) in income taxes payable                                            (1,549)       263,183      (3,510,881)
      Increase (decrease) in other noncurrent liabilities                                (1,025,000)       950,147          (9,302)
      Increase in deferred rent                                                                   -        200,000         321,377
                                                                                     ----------------------------------------------
Net cash provided by (used in) operating activities                                      10,357,171      2,824,110      (2,220,277)

INVESTING ACTIVITIES
Purchases of property and equipment and construction in progress                        (16,605,111)   (13,520,814)     (5,476,582)
Proceeds from sale of assets                                                                      -     25,406,338          65,155
Goodwill                                                                                   (333,524)      (376,519)       (250,000)
Preopenings addition                                                                       (977,222)      (933,975)       (220,981)
                                                                                     ----------------------------------------------
Net cash provided by (used in) investing activities                                     (17,915,857)    10,575,030      (5,882,408)

FINANCING ACTIVITIES
Proceeds from borrowings                                                                  8,064,161     46,575,000       7,840,001
Principal payments on borrowings                                                         (3,524,253)   (57,834,466)        (54,085)
Proceeds from issuance of common stock                                                            -         50,000               -
Purchase of common stock                                                                    (79,005)      (769,479)       (164,630)
Increase in debt issuance costs                                                            (183,229)      (730,172)         (2,361)
Deferred debt expense                                                                             -              -               -
Selling costs                                                                                     -              -               -
                                                                                     ----------------------------------------------
Net cash provided by  (used in) financing activities                                      4,277,674    (12,709,117)      7,618,925
                                                                                     ----------------------------------------------
Net increase (decrease) in cash                                                          (3,281,012)       690,023        (483,760)

Cash at beginning of year                                                                 4,812,569      1,531,557       2,221,580
                                                                                     ----------------------------------------------
Cash at end of year                                                                    $  1,531,557   $  2,221,580    $  1,737,820
                                                                                     ==============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
      Interest                                                                         $  4,148,315   $  3,900,763    $  4,683,519
                                                                                     ==============================================
      Income taxes                                                                     $    152,842   $    215,634    $  2,309,478
                                                                                     ==============================================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY
Installment note receivable from buyer on sale of restaurant division                  $          0   $  6,885,367    $          0
                                                                                     =============================================

See accompanying notes.

                  Cinnabon International, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements

                                March 29, 1998


1.  DESCRIPTION OF BUSINESS

On October 9, 1990, an investor, along with the existing shareholders of Restaurants Unlimited, Inc. (RUI), formed RU Corporation, which acquired all the outstanding shares of RUI through RU Corporation's wholly owned subsidiary, Restaurants Unlimited Acquisition Corporation (RUAC). On June 3, 1994, two investor groups acquired the shares of the then-controlling shareholder of RU Corporation. In April 1996, RU Corporation entered into a contract to sell the restaurant business (the business of development and operation of restaurants) to Restaurants Acquisition, Inc., a company formed by the restaurant business management group, led by RU Corporation's then-chairman. This transaction was completed on August 7, 1996, at which time RU Corporation changed the legal names of the various entities as follows: RU Corporation to Cinnabon International, Inc. and subsidiary (the Company); RUI to Cinnabon Holdings, Inc.; the existing subsidiary company Cinnabon, Inc. remained unchanged. Following such transactions, the Company refinanced its senior and subordinated debt with new debt instruments, as described in Note 4, at which time Cinnabon Holdings, Inc. was merged into Cinnabon, Inc.

During the year ended March 29, 1998, the Company undertook steps to materially reorganize its overhead infrastructure. Related to this reorganization, the Company incurred expenses of approximately $1.0 million, of which the majority represented severance compensation for released executives.

The Company operates 223 cinnamon roll retail bakeries located throughout the United States. The Company also offers franchise rights to investors to own and operate retail establishments for the sale of cinnamon rolls and beverages. At March 29, 1998, Cinnabon had franchised 144 bakeries.


The Company reports financial information on a 52-/53-week fiscal year ending on the last Sunday of March.


2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

All significant intercompany balances and transactions have been eliminated in consolidation.

                  Cinnabon International, Inc. and Subsidiary

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated fair value amounts of financial instruments have been determined using available market information, requiring management judgment for some estimates. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. For cash, accounts receivable, inventories, accounts payable and accrued expenses, long-term indebtedness, and redeemable preferred stock, carrying value is considered a reasonable estimate of fair value.

INVENTORIES

Inventories of food, beverages, and paper products are carried at the lower of average cost or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed by the straight-line method, based on the assets' estimated useful lives. Leasehold improvements are amortized using the straight-line method over the lease period or useful life of the improvements, whichever is shorter. The estimated useful lives of the major classes of assets are:


     Equipment, furniture, and fixtures             3 to 10 years
     Leasehold improvements                          5 to 7 years


Approximately $260,000 of new equipment and bulk purchase items carried for future sale to franchises are included in deposits and other. New equipment is transferred to property and equipment and begins depreciating upon placement into service.

                  Cinnabon International, Inc. and Subsidiary

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


INTANGIBLES


Consolidated intangibles consist of the following at:


                                                                MARCH 30, 1997
                                                                 ACCUMULATED
                                                 COST           AMORTIZATION        NET COST
                                             ------------------------------------------------
     Trademarks                                $         -      $         -       $         0
     Debt issuance costs                           914,536         (232,570)          681,966
     Goodwill                                   13,576,864       (1,810,487)       11,766,377
                                               $14,491,400      $(2,043,057)      $12,448,343
                                             ================================================

                                                                MARCH 29, 1998
                                             ------------------------------------------------

                                                                 ACCUMULATED
                                                 COST           AMORTIZATION        NET COST
                                             ------------------------------------------------

     Trademarks                                $   150,000      $   (15,000)      $   135,000
     Debt issuance costs                           916,894         (550,570)          366,324
     Goodwill                                   13,676,864       (2,211,254)       11,465,610
                                               $14,743,758      $(2,776,824)      $11,966,934
                                             ================================================

Trademarks:  Trademarks are amortized on a straight-line basis over 10 years.


Debt Issuance Costs: Debt issuance costs are amortized over the terms of the related debt using the level yield or straight-line method. Debt issuance costs relate to the refinancing of senior and subordinated debt, as described in Note 4.


Goodwill:  Goodwill is amortized on a straight-line basis over 35 years.


FRANCHISE ROYALTIES AND FEES


Franchise license fees are recognized when all material services and conditions required by the franchise agreements have been met. Franchise royalties are based on a percentage of franchisee sales and are accrued on a monthly basis. Franchisees also participate in limited marketing programs sponsored by the Company.

                  Cinnabon International, Inc. and Subsidiary

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


PREOPENING COSTS


Costs incurred in preparation of opening new bakeries are deferred and amortized on a straight-line basis over a 12-month period. At March 30, 1997 and March 29, 1998, preopening costs of $885,000 and $91,980, respectively, were included in prepaid expenses.


ADVERTISING COSTS


Advertising costs, including promotional materials, placement of advertisements, and media production costs, are charged to expense as incurred. Total advertising expenses for the years ended March 31, 1996, March 30, 1997, and March 29, 1998 were $2,346,255, $2,390,837, and $2,174,649, respectively.


RECLASSIFICATIONS


Certain prior year amounts have been reclassified to conform to the current year presentation.


INCOME TAXES


The provision for income taxes is computed based on the pretax loss reported in the financial statements. The provision differs from income taxes currently payable because certain items of income and expense are recognized in different periods for financial statement and tax return purposes. Deferred income taxes have been recorded using the liability method.


STOCK COMPENSATION


In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements and encourages (but does not require) application of the fair value recognition provisions in the Statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements as outlined in Accounting Principle Board Opinion No. 25 (APB No.
25), but does require the pro forma amounts of net income that would have been reported had the Company elected to

                  Cinnabon International, Inc. and Subsidiary

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


follow the fair value recognition provisions of SFAS No. 123. The Company intends to continue to apply the provisions of APB No. 25 in recognizing compensation expense related to its stock-based compensation arrangements and has adopted the disclosure provision of the Statement. The pro forma effect on net income is not material to the Company's financial position or results of its operations.


NEW ACCOUNTING PRONOUNCEMENTS


In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement establishes standards for related disclosures about operating segments, products and services, geographic areas, and major customers. Operating segments are components of an enterprise that are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance. For the Company, adoption of this Statement is required in fiscal year 1999. Management does not believe that adoption of this Statement will have a material impact on the Company's financial disclosures.


3.  WRITE-DOWN OF BAKERY ASSETS


In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cashflows estimated to be generated by those assets are less than the carrying amounts of those assets. During 1998, the Company closed 21 bakeries and identified 10 additional bakeries for which leases are not expected to be renewed or that are in the process of negotiating a release from existing lease obligations or where the investment in intangible assets is not expected to be fully realized from projected net cashflows of the bakeries over their remaining lives. The Company's analysis of the above events and circumstances indicated that approximately $4.0 million worth of assets may be impaired and, as such, the Company has reduced the net book to the estimated net realizable value of $1.4 million. However, there can be no assurance that the $1.4 million net realizable value of these assets will be recoverable. In addition, the Company estimates that approximately $0.8 million in costs will be incurred in 1999 to vacate the above locations.

                  Cinnabon International, Inc. and Subsidiary

4.  SALE OF RESTAURANT DIVISION


On August 7, 1996, the Company sold its restaurant division to Restaurants Acquisition Inc. The sale resulted in a gain of approximately $1.9 million, net of tax and before write-off of debt issuance costs. Proceeds from the sale included cash of approximately $25.4 million and an installment note of approximately $6.9 million included in deposits and other. Of the proceeds, $24.5 million was used to pay down existing long-term debt. Subsequent to this transaction, the Company refinanced its senior debt, resulting in an extraordinary loss of $878,626, net of tax, which resulted from the write-off of the unamortized debt issuance costs on the retired debt. The results of the restaurant division have been classified as discontinued operations in the accompanying financial statements. The restaurant division's fiscal 1997 revenues through the date of sale were approximately $33.9 million. For fiscal 1996, the restaurant division's revenues were approximately $89.2 million.


5.  LONG-TERM INDEBTEDNESS


Consolidated long-term indebtedness consists of the following:


                                                                     MARCH 30,        MARCH 29,
                                                                       1997             1998
                                                                   ----------------------------
     CINNABON, INC.
     Senior Term Loan A                                            $22,000,000      $22,000,000
     Senior Term Loan B                                             11,200,000       18,500,000
     Acquisition loan                                                        -                -
     Revolving credit line                                             325,000          865,000
     Insurance notes                                                         -                -
     Senior subordinated loans                                      10,000,000       10,000,000
     Notes payable                                                     411,389          357,304
     Note payable to developer                                               -                -
     Equipment lease obligation                                              -                -
     CINNABON INTERNATIONAL, INC.
     Junior subordinated notes, including                            4,001,015        4,539,568
                                                                   ----------------------------
              accrued interest

                                                                    47,937,404       56,261,872
     Less current portion                                              (54,386)      (4,279,386)
                                                                   ----------------------------
                                                                   $47,883,018      $51,982,486
                                                                   ============================

                  Cinnabon International, Inc. and Subsidiary

5.  LONG-TERM INDEBTEDNESS (CONTINUED)


CINNABON, INC.

Senior Bank Loan Facilities: In connection with a refinancing on November 22, 1996, Cinnabon, Inc. entered into Senior Term Loan A in the original amount of $22,000,000 and Senior Term Loan B, a $21,000,000 growth facility, of which $18,500,000 was outstanding as of March 29, 1998. Both Senior Term Loan A and Senior Term Loan B require quarterly installments beginning July 1, 1998, and the loans mature March 31, 1999, with an option to extend through March 31, 2002. In addition, Cinnabon Inc. has available a revolving credit line of $2,000,000, which can be drawn upon for general working capital purposes that expires March 31, 1998. As of March 30, 1997, and for the year ended March 29, 1998, the Company was out of compliance with certain debt covenants.

Subsequent to year-end, the Company entered into a bridge financing loan agreement (Note 17) that resulted in a bridge financing loan of $3 million, agreement by current debt holders to waive existing covenant defaults through March 29, 1998, and the resetting of future covenants and extending the maturity dates of the Senior Term Loan A, Senior Term Loan B, and the Cinnabon, Inc. revolving credit line. The Company is in compliance with the revised covenants as of the end of the most recent fiscal quarter-end, June 29, 1998.

In accordance with the bridge financing loan, both Senior Term Loan A and Senior Term Loan B require payments of $2,000,000 at December 31, 1998 and $100,000 at January 29, 1999, and mature on March 31, 1999. The Cinnabon, Inc. revolving credit line expires March 31, 1999. Amounts available under the revolving credit line are reduced by outstanding letters of credit of $850,000 at March 29, 1998.

Borrowings can be converted under Senior Term Loans A and B to either "current base rate" or "Eurodollar advances" at the option of Cinnabon, Inc. Senior Term Loan A bears interest using a base rate of 1.0% over the current base rate and using the Eurodollar rate of 2.75% over the current Eurodollar rate. Senior Term Loan B bears interest using a base rate of 1.5% over the current base rate and using the Eurodollar rate of 3.0% over the current Eurodollar rate. The revolving credit line bears interest using a base rate of 0.5% over the current base rate.

                  Cinnabon International, Inc. and Subsidiary

The effective borrowing rates at March 30, 1997 and March 29, 1998 were approximately 9.4% and 8.6%, respectively. The senior bank loan facilities are collateralized by substantially all property, equipment, and common shares of Cinnabon, Inc. This debt is senior to all debt of all companies.

Senior Subordinated Loans: In connection with the partial change in ownership on June 3, 1994, Cinnabon International entered into a subordinated loan with ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. in the amount of $10,000,000, bearing interest at 11%. Effective January 1, 1998, the accrued interest on the loan converted to accrued interest loan of $367,000, bearing interest at 13% (included in accounts payable and accrued expenses). Both loans are payable on June 30, 2002 and are secured by the shares of Cinnabon, Inc. on a subordinated basis to the pledge granted on the senior bank loan facilities. In addition, in conjunction with the change in ownership in 1994, warrants were issued to the lenders to purchase up to an aggregate of 647,385 shares of the Company's Class A common stock at an exercise price of $2.2025 per share.

In connection with the 1996 refinancing, the senior bank loan facilities were structured to provide $9,800,000 of additional borrowing capacity for growth. The overall transaction resulted in an extraordinary loss on the refinancing of $878,626, net of tax, which represents unamortized debt issuance costs on the retired term loans.

Both the senior bank loan facilities and the senior subordinated loan agreements contain restrictive covenants related principally to additional borrowings, purchase of capital assets, certain transactions with affiliates, sales of assets, and payment of dividends on common stock and preferred stock. Both agreements require the Company to maintain various defined financial ratios and are subject to specific prepayment penalties. As of March 30, 1997 and for the year then ended March 29, 1998, the Company was out of compliance with certain debt covenants. The bank and senior subordinated lenders have waived these covenants as of May 22, 1998 in conjunction with the bridge financing loan agreement (Note 16) and replaced them with new covenants that the Company is in compliance with.

CINNABON INTERNATIONAL

Junior Subordinated Notes: In connection with the acquisition of the predecessor company, the Company entered into subordinated notes with the selling shareholders in

                  Cinnabon International, Inc. and Subsidiary

5.  LONG-TERM INDEBTEDNESS (CONTINUED)

the aggregate amount of $2,000,000. The notes bear interest at 13.5%, payable semiannually, with the principal being due on December 31, 2002. The payment on the notes is subordinated to the Cinnabon, Inc. Senior Term Loans A and B, revolving credit line, and the senior subordinated loans, and the senior loan agreements contain restrictions on payment of interest based on specified earnings targets and covenants restricting principal payments. Cumulative accrued interest of $2,539,568 is included in the note balance at March 29, 1998 and is not expected to be paid until note maturity.

Maturities of consolidated long-term indebtedness are as follows:

                                     CINNABON      CINNABON
         YEAR ENDING MARCH        INTERNATIONAL      INC.      CONSOLIDATED
         -----------------        -----------------------------------------
             1999                 $        -     $ 4,279,386    $ 4,279,386
             2000                          -      37,259,386     37,259,386
             2001                          -          93,532         93,532
             2002                          -          90,000         90,000
             2003                  4,539,568      10,000,000     14,539,568
                                  -----------------------------------------
                                  $4,539,568     $51,722,304    $56,261,872
                                  =========================================

OTHER

Consolidated net interest expense was $3,903,590, $4,321,323, and $5,499,070, excluding amortization of debt issuance costs of $484,046, $355,519, and $318,000 and interest income of $218,362, $528,419, and $881,302 for the years ended March 31, 1996, March 30, 1997, and March 29, 1998, respectively.
Included in interest expense was junior subordinated debt interest of $426,004, $473,443, and $538,553 and accreted interest on deferred signing bonuses of $863,005, $988,140, and $1,131,420 for the years ended March 31, 1996, March 30,
1997, and March 29, 1998, respectively.

6.  REDEEMABLE PREFERRED STOCK

On October 9, 1990, in connection with the acquisition described in Note 1, the Company issued 7,000,000 shares of Class A and 2,000,000 shares of Class B convertible preferred stock at $1 per share. The Class A and Class B preferred stocks have a liquidation value of $9,000,000. Class A and Class B preferred shares provide cumulative dividends at 6%, compounded on an annual basis. Both are subject to payment restrictions under the

                  Cinnabon International, Inc. and Subsidiary

6.  REDEEMABLE PREFERRED STOCK (CONTINUED)

Company senior and subordinated debt agreements. At the option of the Company, Class B preferred shares are exchangeable into newly created 6% junior subordinated notes, due in 2002 at $1 principal amount per share. When no shares of Class B preferred remain outstanding, Class A preferred shares may be exchanged for 6% junior subordinated notes provided that the aggregate amount of both Class A and Class B to be exchanged shall not exceed $4,900,000 to any one holder of preferred stock.

At the date of issuance, the dividend rate on the preferred shares was considered below market. The principal has been discounted to impute an overall dividend rate of 14.5%. The imputed dividends are being accreted against the paid-in capital.

Class A and Class B preferred stocks carry a mandatory redemption date of the date which is the earliest to occur of: (a) the date that the percentage of the issued and outstanding shares of the Company's common stock held in the aggregate by the two institutional equity investors and their respective permitted assignees is less than 66.67% of the aggregate percentage of the issued and outstanding shares of common stock, so held on the closing date; (b) there exists a default in the due observance of or performance of any of the covenants and agreements contained in Sections 8(a) and 8(b) of the Restructuring and Subscription Agreement dated as of March 22, 1994 and as amended dated August 7, 1996 among the institutional investors and the other parties signatory thereto; and (c) December 31, 2002.

Both Class A and Class B preferred stocks may be redeemed for cash at the option of the Company at any time subject to credit agreement restrictions. The Class B preferred stock is senior in all respects to the Class A preferred stock. No dividends may be paid on common stock, and no common stock may be redeemed until all preferred stock dividends have been paid in full, except certain stock of employees terminating their employment with the Company.

Contractual provisions have been made for conversion of Class A and Class B preferred stocks into Class A common stock in the event of an initial public offering of stock by the Company.

Common Stock: Of the 18,500,000 shares of Class A common stock authorized, 647,385 shares have been reserved for issuance upon conversion of the warrants held by the senior subordinated lenders.

                  Cinnabon International, Inc. and Subsidiary

8.  STOCK OPTIONS

1990 AND 1992 STOCK OPTION PLANS

Effective October 9, 1990, the Company formed the 1990 RU Corporation Stock Option Plan (the 1990 Plan), a nonqualified plan. Regular full-time employees are eligible to participate in the 1990 Plan. Options vest on a straight-line basis with the passage of time over a 48-month period. In addition, the 1992 RU Corporation stock option plan (the 1992 Plan) was formed to cover the issuance of 100,000 shares for one employee. There was no activity in the 1990 and 1992 Plans during the year ended March 29, 1998. The total available options for both plans at March 29, 1998 was 505,405.

                                            COMMON STOCK                            VESTED AND
                                           CLASS A OPTIONS        PRICE RANGE       EXERCISABLE
                                        ---------------------------------------------------------
     Balance, March 31, 1996                  497,528           $.82 to $2.2025       497,528
      Forfeited                               (85,292)          $.82 to $1.13
                                        ---------------------
     Balance, March 30, 1997                  412,236           $.82 to $2.2025       412,236
                                        ---------------------
     Balance, March 29, 1998                  412,236           $.82 to $2.2025       412,236
                                        =====================

1994 STOCK OPTION PLAN


Effective June 3, 1994, the Company formed the 1994 RU Corporation Stock Option Plan (the 1994 Plan), a nonqualified plan. Regular full-time employees and consultants are eligible to participate in the 1994 Plan. A portion of the options vested upon issuance, while the majority of the options are earned over a five-year period, based on the Company meeting certain earnings before interest, taxes, and depreciation and amortization targets or achieving a net equity target valuation at the end of five years. No options were earned in 1998 as a result of the Company not meeting certain earnings targets. The total available options at March 29, 1998 were 2,381,766. All options have been granted at a price of $2.2025.


                                                                                        VESTED AND
                                                                      OPTIONS          EXERCISABLE
                                                                    -------------------------------
          Balance, March 31, 1996                                      1,704,273         280,438
             Forfeited                                                  (995,035)
                                                                    ---------------
          Balance, March 30, 1997                                        709,238         280,438
             Forfeited                                                  (368,759)
                                                                    ---------------
          Balance, March 29, 1998                                        340,479         182,719
                                                                    ===============

                  Cinnabon International, Inc. and Subsidiary

9.  LEASES


The Company leases bakery and office facilities under terms of operating leases expiring at various dates through 2008. Certain of these leases provide for minimum rentals, plus additional rentals based on a percentage of gross sales varying from 5% to 22%. Leases generally provide for payment of utilities, insurance, taxes, and maintenance and contain renewal options for periods ranging from two to fifteen years. Certain leases provide for scheduled rent increases. In these cases, rent expense is recognized on a straight-line basis over the term of the lease.


Minimum annual future rental commitments under existing noncancelable operating leases are as follows:


                 YEAR ENDING MARCH
                 -----------------
                       1999                                   $ 8,156,267
                       2000                                     7,257,951
                       2001                                     6,647,486
                       2002                                     5,989,531
                       2003                                     4,868,728
                       Thereafter                               6,391,436
                                                              -----------
                                                              $39,311,399
                                                              ===========

Rent expense consists of the following:

                                                        YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                        MARCH 30,       MARCH 30,       MARCH 29,
                                                           1996            1997            1998
                                                       -------------------------------------------
         Minimum rent                                    $ 8,552,907    $7,948,537      $9,525,581
         Percentage rent                                   3,399,594       466,040         463,127
                                                       -------------------------------------------
                                                         $11,952,501    $8,414,577      $9,988,708
                                                       ===========================================

                  Cinnabon International, Inc. and Subsidiary

10.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of March 30, 1997 and March 29, 1998 are as follows:

                                                                  MARCH 30,          MARCH 29,
                                                                    1997               1998
                                                                 --------------------------------
     Deferred tax assets:
      Accruals for book purposes in excess of tax                  $ 3,938,000      $ 4,722,000
      Tip credit carryforwards                                       1,437,000        1,991,000
      AMT credit carryforward                                                -          592,000
      Net operating loss carryforwards                                 178,000        2,077,000
                                                                 --------------------------------
     Total deferred tax assets                                       5,553,000        9,382,000
     Valuation allowance for deferred tax assets                    (4,250,000)      (7,102,000)
                                                                 --------------------------------
     Net deferred tax assets                                         1,303,000        2,280,000
     Deferred tax liabilities:
      Deferred gain on installment note                             (1,084,000)      (1,144,000)
      Fixed-asset basis differences                                          -         (897,000)
      Other, net                                                      (219,000)        (239,000)
                                                                 --------------------------------
     Total deferred tax liabilities                                 (1,303,000)      (2,280,000)
                                                                 --------------------------------
     Net deferred tax asset                                        $         0      $         0
                                                                 ================================

A summary of the components of the loss before income taxes and other items for the years ended March 31, 1996, March 30, 1997, and March 29, 1998 is as follows:

                                         MARCH 31, 1996              MARCH 30, 1997                MARCH 29, 1998
                                  --------------------------------------------------------------------------------------
                                       INCOME     RELATED TAX     INCOME      RELATED TAX       INCOME       RELATED TAX
                                       (LOSS)       AMOUNTS       (LOSS)        AMOUNTS         (LOSS)         AMOUNTS
                                  --------------------------------------------------------------------------------------
Loss from continuing operations
  before income taxes and other
  items                             $  (443,978)     $ 77,509   $(5,020,742)   $  102,196    $(11,591,728)   $(1,251,226)

Discontinued operations:
  Income from operations Gain on     (1,041,850)       28,615     1,019,530       347,000               -              -
  sale                                        -             -     4,366,979     2,489,551               -              -
Extraordinary item                            -             -    (1,331,252)     (452,626)              -              -
                                  --------------------------------------------------------------------------------------
Loss before income tax              $ 1,485,828      $106,124   $  (965,485)   $2,486,121    $(11,591,728)   $(1,251,226)
                                  ======================================================================================

                  Cinnabon International, Inc. and Subsidiary

10.  INCOME TAXES (CONTINUED)

A reconciliation of the federal income tax on the total loss, with the effective tax rate for the years ended March 31, 1996, March 30, 1997, and March 29, 1998, is as follows:

                                          MARCH 31, 1996          MARCH 30, 1997          MARCH 29, 1998
                                     ---------------------------------------------------------------------------
                                         AMOUNT     PERCENT      AMOUNT     PERCENT      AMOUNT      PERCENT
                                     ---------------------------------------------------------------------------
Tax benefit at U.S. statutory rates     $(505,182)   (34.0)%   $ (328,100)   (34.0)%   $(3,941,188)   (34.0)%
Permanent differences:
     Nondeductible expense                 35,700       2.4        12,637       1.3         23,867       0.2
     Amortization of goodwill             178,325      12.0        76,743       8.0         76,743       0.6
   Goodwill on sale of
     restaurant division                        -         -     3,590,716     371.9              -         -
   Tip credits                                  -         -      (346,000)    (35.8)             -         -
   FICA tax add back                     (456,720)    (30.7)            -         -              -         -
State income taxes, net of
   federal benefit                         70,042       4.7       305,065      31.6        (50,000)     (0.4)
Change in valuation allowance             799,000      53.7      (909,000)    (94.2)     2,852,000      24.6
Other, net                                (15,041)     (1.0)       84,060       8.7       (212,648)     (1.8)
                                     ---------------------------------------------------------------------------
                                        $ 106,124       7.1%   $2,486,121     257.5%   $(1,251,226)   (10.8)%
                                     ===========================================================================

At March 29, 1998, the Company has net operating loss carryforwards (NOLs) of approximately $6,109,000, which, if not utilized, will begin expiring in the year 2008. In addition, the Company has tip credit carryforwards of approximately $2,000,000 and Alternative Minimum Tax (AMT) credit carryforwards of approximately $600,000. Utilization of NOLs, tip credits, and AMT credits may be limited in any given year by AMT restrictions, depending upon each year's AMT calculation.

11.  EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution 401(k) salary deferral plan eligible to full-time employees over 21 years old with over one year of service. The Company matches employee contributions at the rate of 25% on the first 6% of salary contributed. Contributions by the Company to the plan totaled $220,439, $69,218, and $73,775 for the plan years ended December 31, 1996, 1997, and 1998, respectively.

12.  OTHER RELATED-PARTY TRANSACTIONS

Cinnabon provides administrative services for four bakeries owned by shareholders. Fees recorded from these shareholders totaled $178,910, $144,098, and $146,010 for the years ended March 31, 1996, March 30, 1997, and March 29, 1998, respectively.

                  Cinnabon International, Inc. and Subsidiary

13.  COMMITMENTS AND CONTINGENCIES

In consideration for continuing management consulting services, the Company has entered into an agreement with the majority shareholders for an annual management fee of $200,000, payable in monthly payments through June 3, 1999, and renewable annually thereafter.

The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business which have not been finally adjudicated. In management's opinion, these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position of the Company.

Subsequent to March 29, 1998, the Company has entered into commitments to open two new bakeries at an estimated cost of $400,000.

14.  OTHER NONCURRENT LIABILITIES

Employment agreements provide for the payment of signing bonuses of approximately $70,000 annually for 1992 and 1993 and approximately $800,000 annually for 1994 through 2003. The payment dates of such bonuses are contingent upon and restricted by certain governing debt covenants. The bonuses were accrued at October 10, 1990 and totaled $3,236,092, which represented the present value of the liability using a discount of 14.5%. The present value of the liability at March 30, 1997 and March 29, 1998 was $7,802,908 and $8,934,328, respectively, and is included in other noncurrent liabilities. No payments have been made to date. Actual payments due at March 30, 1997 and March 29, 1998 were $4,111,632 and $5,429,496, respectively, excluding any prepayment premium.

15.  IMPACT OF YEAR 2000 (UNAUDITED)

Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This is commonly referred to as the "Year 2000 problem." The Company has completed an assessment and has begun modifying and replacing portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company currently expects conversion of its systems to be complete

                  Cinnabon International, Inc. and Subsidiary

15.  IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED)

by the end of 1998 and does not anticipate this project to have a significant effect on operations. As of March 29, 1998, there have been no significant expenditures related to the Year 2000 problem.

The Company has initiated communications with its significant vendors and customers to determine the extent to which the Company could be vulnerable to those parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which the Company relies will be timely converted and would not have a material impact on the Company; however, after review of vendor systems, the Company anticipates no material adverse effect.

16.  LIQUIDITY

The Company has incurred net losses of $10.3 million and $ 3.5 million for the years ended March 29, 1998 and March 30, 1997, respectively. Additionally, at March 31, 1998, the Company had a working capital deficiency of $7.9 million and a shareholders' deficiency of $23.3 million. The Company has financed its operations to date through bank lines of credit and other borrowings. On August 13, 1998 the Company entered into an agreement and plan of merger with AFC Enterprises, Inc., a Minnesota corporation (the buyer) and AFC Franchise Acquisition Corp., a Delaware corporation. This transaction was completed on October 15, 1998, at which time the Company became a wholly owned subsidiary of AFC Enterprises, Inc. See Note 17 for details of the transaction.

17.  SUBSEQUENT EVENTS

BRIDGE FINANCING LOAN AGREEMENT

On May 22, 1998, Cinnabon Inc. issued $3 million in loans payable to various existing lenders and common stockholders (the Bridge Financing Loans). The Bridge Financing Loans are subordinate to the Company's senior bank loan facilities and senior subordinated loans, but senior to other indebtedness of the Company.

                  Cinnabon International, Inc. and Subsidiary

17.  SUBSEQUENT EVENTS (CONTINUED)

The Bridge Financing Loans bear interest at 10% and are payable in full on December 31, 1999 or upon a change of control of the Company. In addition, holders of Bridge Financing Loans are entitled to receive additional interest, referred to as premium interest, based upon various types of change of control. Premium interest is dependent on proceeds received from a sale of the Company in excess of the senior loan facilities.

ASSIGNMENT OF THE RESTAURANT ACQUISITION INC. NOTE RECEIVABLE

As part of the consideration paid on the Junior Subordinated Notes, the Company has agreed to assign the Restaurants Acquisition Inc. Note Receivable (Note 4) to the Junior Subordinated Note holders upon completion of the proposed sale of the Company.

SALE OF COMPANY

On August 13, 1998, the Company entered into an agreement and plan of merger with AFC Enterprises, Inc., a Minnesota corporation (the buyer) and AFC Franchise Acquisition, Corp., a Delaware corporation. This transaction was completed on October 15, 1998, at which time the Company became a wholly owned subsidiary of AFC Enterprises, Inc.

In accordance with the agreement and plan of merger, the buyer made available $64.0 million to repay existing obligations of the Company. The Company used the funds to satisfy the following obligations (including accrued interest of approximately $1.6 million) at closing, senior bank loan facilities ($41.2 million), senior subordinated loans ($11.5 million), revolving credit line ($1.15 million), Bridge Financing Loans ($3.1 million), and other notes payable ($0.3 million). After selling expenses of approximately $1.7 million and consideration for common and preferred stockholders of $0.5 million, the Company paid $3.1 million in premium interest on the Bridge Financing Loans and $1.45 million in additional consideration to preferred stockholders. After distribution of proceeds, the remaining obligations on junior subordinated notes ($1.9 million), deferred signing bonuses ($4.6 million), and preferred stock and related dividends ($9.4 million) were forgiven by the holders.

                  Cinnabon International, Inc. and Subsidiary

17.  SUBSEQUENT EVENTS (CONTINUED)

After completion of the transaction, the Company holds no direct obligations, funded or otherwise, for long-term debt. The new parent company, AFC Enterprises, Inc., will finance any future obligations of the Company. Any such obligation is anticipated to be treated as an intercompany obligation to AFC Enterprises, Inc. In addition, each holder of common stock and preferred stock received a merger consideration of $0.01 per share outstanding; all shares held in treasury were canceled and retired. All vested option holders received $0.01 per share, with all nonvested options being canceled and retired. All warrants outstanding were canceled and retired. The Company NOL carryforwards, tip credits, and AMT credits will be subject to certain limitations of Section 382 of the United States tax code. No adverse tax effects are anticipated as a result of this transaction.

                  CINNABON INTERNATIONAL, INC. AND SUBSIDIARY
                                     INDEX

                                                                                                     PAGE
                                                                                                     ----
Financial Statements (Unaudited)

Condensed Consolidated Balance Sheet - September 27, 1998.......................................      2

Condensed Consolidated Statements of Operations - For the Six Months
 Ended September 27, 1998 and September 28, 1997................................................      3

Condensed Consolidated Statements of Cash Flows - For the Six Months
 Ended September 27, 1998 and September 28, 1997...............................................       4

Notes to Condensed Consolidated Financial Statements............................................      5

===============================================================================

                  CINNABON INTERNATIONAL, INC. AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)

                                                                                       9/27/98
--------------------------------------------------------------------------------  -----------------
                                                                                     (Unaudited)
ASSETS:
CURRENT ASSETS:
      Cash and cash equivalents.................................................     $    2,655
      Accounts receivable, net..................................................            773
      Income taxes receivable...................................................          1,745
      Inventories...............................................................            712
      Prepaid expenses and other................................................            369
                                                                                     ----------
                  Total current assets..........................................          6,254
                                                                                     ----------

LONG-TERM ASSETS:
      Property and equipment, net...............................................         23,127
      Other assets..............................................................          9,830
      Intangible assets, net....................................................         11,990
                                                                                     ----------
                  Total long-term assets........................................         44,947
                                                                                     ----------

                     Total assets...............................................     $   51,201
                                                                                     ==========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY:
CURRENT LIABILITIES:
      Accounts payable..........................................................     $    4,452
      Current portion of long-term debt.........................................          4,279
      Income taxes payable......................................................            289
      Accrued expenses and other................................................          4,110
                                                                                     ----------
                  Total current liabilities.....................................         13,130
                                                                                     ----------


LONG-TERM LIABILITIES:
      Long-term debt, net of current portion....................................         55,553
      Other liabilities.........................................................         10,359
                                                                                     ----------
                  Total long-term liabilities...................................         65,912
                                                                                     ----------

                     Total liabilities..........................................         79,042
                                                                                     ----------


SHAREHOLDERS' DEFICIENCY:
      Redeemable preferred stock................................................         14,600
      Common stock..............................................................            142
      Additional paid in capital................................................            103
      Accumulated deficit.......................................................        (42,686)
                                                                                     ----------
                  Total shareholders' equity....................................        (27,841)
                                                                                     ----------

                     Total liabilities and shareholders' deficiency.............     $   51,201
                                                                                     ==========

See notes to condensed consolidated financial statements.

=============================================================================================================

================================================================================
                  CINNABON INTERNATIONAL, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                (In thousands)


                                                                           Six Months Ended
                                                                       9/27/98         9/28/97
----------------------------------------------------------------------------------------------
REVENUES:
  Bakery sales.......................................................  $ 34,109       $ 34,747
  Revenues from franchising..........................................     1,771          1,496
                                                                       --------       --------
    Total revenues...................................................    35,880         36,243
                                                                       --------       --------

COSTS AND EXPENSES:
  Cost of sales......................................................    32,126         32,305
  General and administrative.........................................     4,800          4,768
  Depreciation and amortization......................................       664            663
  Provision for write-down of bakery assets..........................        55            164
                                                                       --------       --------
    Total costs and expenses.........................................    37,645         37,900
                                                                       --------       --------


LOSS FROM OPERATIONS.................................................    (1,765)        (1,657)

OTHER EXPENSES:
  Interest, net......................................................     2,779          2,743
                                                                       --------       --------


NET LOSS BEFORE INCOME TAXES.........................................    (4,544)        (4,400)

  Income tax expense.................................................       (31)           (50)
                                                                       --------       --------
NET LOSS.............................................................  $ (4,575)      $ (4,450)
                                                                       ========       ========



See notes to condensed consolidated financial statements

================================================================================

                               CINNABON INTERNATIONAL, INC. AND SUBSIDIARY
                             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (UNAUDITED)
                                             (In thousands)

                                                                                   Six Months Ended
                                                                                 9/27/98        9/28/97
----------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss........................................................           $    (4,575)  $       (4,450)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization.................................                 3,451            3,568
    Other.........................................................                   694              697
    (Increase) decrease in operating assets.......................                  (577)             676
    Increase (decrease) in operating liabilities..................                   (31)          (3,836)
                                                                            -------------  ---------------
        Total adjustments.........................................                 3,537            1,105
                                                                            -------------  ---------------

  Net cash used in operating activities...........................                (1,038)          (3,345)
                                                                            -------------  ---------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Investment in property and equipment............................                (1,141)          (3,853)
  Investment in intangible  ......................................                   (60)             (50)
                                                                              -----------  ---------------

  Net cash used in investing activities...........................                (1,201)          (3,903)
                                                                            -------------  ---------------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Principal payments of long-term debt............................                    (2)              (2)
  Proceeds from long-term debt....................................                 3,573            7,529
  Equity contributions, net of expenses...........................                     -              (80)
  Debt issuance costs ............................................                  (414)              (2)
                                                                            -------------  ---------------
  Net cash provided by (used in) financing activities.............                 3,157            7,445
                                                                            -------------  ---------------

  Net increase (decrease) in cash and cash equivalents............                   918              197
  Cash and cash equivalents at beginning of the period............                 1,737            2,222
                                                                            -------------  ---------------
  Cash and cash equivalents at end of the period..................          $      2,655   $        2,419
                                                                            =============  ===============

SUPPLEMENTAL CASH FLOW INFORMATION:

   Cash payments for income taxes.................................          $         48   $        2,265
   Cash payments for interest.....................................                 1,835            2,102

See notes to condensed consolidated financial statements.

===============================================================================

                  CINNABON INTERNATIONAL, INC. AND SUBSIDIARY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

          The condensed consolidated financial statements include the accounts Cinnabon International, Inc., a Delaware corporation, and its wholly-owned subsidiary, Cinnabon, Inc., a Delaware corporation. All significant intercompany balances and transactions are eliminated in consolidation. The consolidated entity is referred to herein as "Cinnabon" or the "Company".

Nature of Operations and Basis of Presentation

          The Company operates 211 cinnamon roll retail bakeries throughout the United States. The Company also offers franchise rights to investors to own and operate retail establishments for the sale of cinnamon rolls and beverages. At September 27, 1998, Cinnabon had franchised 152 bakeries.

          The accompanying condensed consolidated financial statements have been prepared pursuant Article 10 of Regulation S-X. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements are not included herein. The accompanying condensed consolidated financial statements have not been audited by independent certified public accountants, but in the opinion of management contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the Company's financial condition and results of operations for the interim periods presented.

Significant Accounting Policies

          The accounting and reporting policies practiced by the Company are set forth in Note 2 to the Company's consolidated financial statements for the fiscal year ended March 29, 1998, which are contained in the Current Report on Form 8-K/A dated December 23, 1998 of AFC Enterprises, Inc., filed with the Securities and Exchange Commission and are incorporated herein by reference.

                             AFC ENTERPRISES, INC.
             INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----
       PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):

           Pro Forma Consolidated Balance Sheet as of September 6, 1998....................             P-3

           Pro Forma Consolidated Statement of Operations for the Year Ended
            December 28, 1997 .............................................................             P-4

           Pro Forma Consolidated Statement of Operations for the Thirty-six Week
            Period Ended September 6, 1998.................................................             P-5

           Notes to Pro Forma Consolidated Financial Statements ...........................             P-6

                             AFC ENTERPRISES, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the Cinnabon International, Inc. ("CII") acquisition, proceeds from the Amended and Restated Credit Agreement dated as of October 15, 1998 (the "Refinancing") and proceeds from AFC Enterprises, Inc.'s ("AFC" or the "Company") offering of AFC common stock to "qualified" existing shareholders and option holders ( the "Offering"). Proceeds from both the Refinancing and Offering were used to fund the acquisition price for CII. The unaudited pro forma consolidated balance sheet has been prepared assuming that the transactions described above were completed on the balance sheet date indicated. The unaudited pro forma consolidated statements of operations have been prepared assuming the transactions described above were completed at the beginning of the indicated periods.

     The pro forma adjustments are based upon available information and contain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company's financial condition or the results of operations that would actually have been obtained had such transactions been completed for the periods or as of the dates presented or that may be obtained in the future.

     For purposes of these pro forma financial statements, CII's historical operating results for the three months ended March 29, 1998 were incorporated in both the pro forma consolidated statements of operations for the year ended December 28, 1997 and for the thirty-six weeks ended September 6, 1998.

                             AFC ENTERPRISES, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 6, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS)


                                                                                          Historical
                                                                               ---------------------------------       Cinnabon
                                                                                  Company            Cinnabon*        Acquisition
                                                                               --------------      -------------     --------------
ASSETS:
CURRENT ASSETS:
      Cash and cash equivalents.............................................        $ 11,557            $ 2,655          $ (64,000)
      Accounts and current notes receivable, net............................          15,399              2,518                  -
      Income taxes, current.................................................           1,196                  -                  -
      Inventories...........................................................          13,073                712                  -
      Deferred income taxes.................................................             531                  -                  -
      Prepaid expenses and other............................................           2,027                369                  -
                                                                               --------------      -------------     --------------
                  Total current assets......................................          43,783              6,254            (64,000)
                                                                               --------------      -------------     --------------

LONG-TERM ASSETS:
      Notes receivable, net.................................................           3,433                  -                  -
      Deferred income taxes.................................................           6,535                  -                  -
      Property and equipment, net...........................................         239,827             23,127
      Other assets..........................................................          18,718              9,830             (8,769)
      Intangible - Cinnabon.................................................               -                  -             43,753
      Intangible assets, net................................................         175,646             11,990            (11,990)
                                                                               --------------      -------------     --------------
                  Total long-term assets....................................         444,159             44,947             22,994
                                                                               --------------      -------------     --------------

                     Total assets...........................................       $ 487,942           $ 51,201          $ (41,006)
                                                                               ==============      =============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
      Accounts payable......................................................        $ 25,973            $ 4,452              $ 500
      Current portion of long-term debt and capital
            lease obligations...............................................          13,442              4,279             (4,273)
      Short-term borrowings.................................................           7,000                  -                  -
      Bank overdrafts.......................................................           9,491                  -                  -
      Income taxes payable..................................................               -                289                  -
      Accrued expenses and other............................................          23,566              4,110             (1,643)
                                                                               --------------      -------------     --------------
                  Total current liabilities.................................          79,472             13,130             (5,416)
                                                                               --------------      -------------     --------------


LONG-TERM LIABILITIES:
      Long-term debt, net of current portion.................................         40,434             55,553            (55,549)
      Acquisition line of credit.............................................         68,000                  -                  -
      10.25% Subordinated notes payable......................................        175,000                  -                  -
      Capital lease obligations, net of current portion......................         10,056                  -                  -
      Other liabilities......................................................         37,422             10,359             (7,882)
                                                                               --------------      -------------     --------------
                  Total long-term liabilities................................        330,912             65,912            (63,431)
                                                                               --------------      -------------     --------------

                     Total liabilities........................................       410,384             79,042            (68,847)
                                                                               --------------      -------------     --------------

REDEEMABLE PREFERRED STOCK....................................................             -             14,600            (14,600)

SHAREHOLDERS' EQUITY:
      Common stock.............................................................          363                142               (142)
      Capital in excess of par value...........................................      129,154                103
      Treasury stock...........................................................            -               (929)               929
      Accumulated deficit.......................................................     (47,292)           (41,757)            41,757
      Notes receivable - shareholders...........................................           -                  -                  -
      Notes receivable - officers...............................................      (4,667)                 -                  -
                                                                               --------------      -------------     --------------
                  Total shareholders' equity....................................      77,558            (42,441)            42,441
                                                                               --------------      -------------     --------------

                     Total liabilities and shareholders' equity.................   $ 487,942           $ 51,201          $ (41,006)
                                                                               ==============      =============     ==============


                                                                                    Pro Forma Adjustments
                                                                                    ----------------------
                                                                                    Refinancing/
                                                                                      Offering             Pro Forma
                                                                                    --------------       --------------
ASSETS:
CURRENT ASSETS:
      Cash and cash equivalents.............................................     (1)     $ 68,436     (6)     $ 18,648
      Accounts and current notes receivable, net............................                    -               17,916
      Income taxes, current.................................................                    -                1,196
      Inventories...........................................................                    -               13,786
      Deferred income taxes.................................................                    -                  531
      Prepaid expenses and other............................................                    -                2,396
                                                                                    --------------       --------------
                  Total current assets......................................               68,436               54,473
                                                                                    --------------       --------------

LONG-TERM ASSETS:
      Notes receivable, net.................................................                    -                3,433
      Deferred income taxes.................................................                    -                6,535
      Property and equipment, net...........................................                    -              262,955
      Other assets..........................................................     (2)          887     (7)       20,665
      Intangible - Cinnabon.................................................     (3)            -               43,753
      Intangible assets, net................................................     (4)            -              175,646
                                                                                    --------------       --------------
                  Total long-term assets....................................                  887              512,987
                                                                                    --------------       --------------

                     Total assets...........................................             $ 69,323            $ 567,460
                                                                                    ==============       ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
      Accounts payable......................................................     (5)     $      -               30,925
      Current portion of long-term debt and capital
            lease obligations...............................................     (2)          500     (8)       13,948
      Short-term borrowings.................................................                    -                7,000
      Bank overdrafts.......................................................                    -                9,491
      Income taxes payable..................................................                    -                  289
      Accrued expenses and other............................................     (2)            -               36,033
                                                                                    --------------       --------------
                  Total current liabilities.................................                  500               87,686
                                                                                    --------------       --------------


LONG-TERM LIABILITIES:
      Long-term debt, net of current portion.................................    (2)       49,500     (9)       89,938
      Acquisition line of credit.............................................                   -               68,000
      10.25% Subordinated notes payable......................................                   -              175,000
      Capital lease obligations, net of current portion......................                   -               10,056
      Other liabilities......................................................    (2)            -               39,899
                                                                                    --------------       --------------
                  Total long-term liabilities................................              49,500              382,893
                                                                                    --------------       --------------

                     Total liabilities........................................             50,000              470,579
                                                                                    --------------       --------------

REDEEMABLE PREFERRED STOCK....................................................   (2)            -                    -

SHAREHOLDERS' EQUITY:
      Common stock.............................................................  (2)           28    (10)          391
      Capital in excess of par value...........................................  (2)       20,639    (10)      149,793
      Treasury stock...........................................................  (2)            -                    -
      Accumulated deficit....................................................... (2)            -              (47,292)
      Notes receivable - shareholders...........................................           (1,344)   (11)       (1,344)
      Notes receivable - officers...............................................                -               (4,667)
                                                                                    --------------       --------------
                  Total shareholders' equity....................................           19,323               96,881
                                                                                    --------------       --------------

                     Total liabilities and shareholders' equity.................         $ 69,323            $ 567,460
                                                                                    ==============       ==============

* Balance sheet as of September 27, 1998

See notes to pro forma consolidated financial statements.

                             AFC ENTERPRISES, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 28, 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)


                                                                                               Pro Forma Adjustments
                                                              Historical                 -----------------------------------------
                                                     --------------------------------       Cinnabon     Refinancing/
                                                      Company              Cinnabon*      Acquisition     Offering      Pro Forma
                                                     ---------            -----------    --------------  ----------    -----------
REVENUES:
  Restaurant sales...............................    $ 403,285            $  76,021      $        -      $      -      $  479,306
  Revenues from franchising......................       63,650                3,243               -             -          66,893
  Revenues from manufacturing....................        7,647                    -               -             -           7,647
  Other revenues.................................        8,766                    -               -             -           8,766
                                                     ---------            ---------       ---------      --------      ----------
    Total revenues...............................      483,348               79,264               -             -         562,612

COSTS AND EXPENSES:
  Restaurant cost of sales.......................      131,374               18,040               -             -         149,414
  Restaurant operating expenses..................      197,803               44,446               -             -         242,249
  Manufacturing cost of sales....................        5,032                    -               -             -           5,032
  General and administrative.....................       80,485                9,599               -             -          90,084
  Depreciation and amortization..................       33,803                7,426             444 (12)        -          41,673
  Provision for write-down of bakery assets......            -                4,835               -             -           4,835
  Reorganization charges.........................            -                1,011               -             -           1,011
  Gain on sale of assets from AFDC transaction...       (5,319)                   -               -             -          (5,319)
                                                     ---------            ---------       ---------      --------      ----------
    Total costs and expenses.....................      443,178               85,357             444             -         528,979
                                                     ---------            ---------       ---------      --------      ----------

INCOME (LOSS) FROM OPERATIONS....................       40,170               (6,093)           (444)            -          33,633

OTHER EXPENSES:
  Interest, net..................................       20,645                5,499          (5,499)(13)    4,437 (15)     25,082
                                                     ---------            ---------       ---------      --------      ----------


NET INCOME (LOSS) BEFORE INCOME TAXES............       19,525              (11,592)          5,055        (4,437)          8,551

  Income tax (expense) benefit...................       (8,525)               1,251          (2,174)(14)    1,908 (14)     (7,540)
                                                     ---------            ---------       ---------      --------      ----------

NET INCOME (LOSS)................................    $  11,000            $ (10,341)      $   2,881      $ (2,529)     $    1,011
                                                     =========            =========       =========      ========      ==========

* Statement of operations for the fiscal year ended March 29, 1998

           See notes to pro forma consolidated financial statements.

                             AFC ENTERPRISES, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 6, 1998
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                                   Pro Forma Adjustments
                                                                                 -------------------------

                                                                Historical
                                                       ------------------------    Cinnabon     Refinancing/
                                                          Company     Cinnabon*   Acquisition    Offering    Pro Forma
                                                       ------------  ----------  -------------  ----------- ------------
REVENUES:
  Restaurant sales............................          $  320,022    $  51,371    $     -     $      -      $ 371,393
  Revenues from franchising...................              44,721        2,568          -            -         47,289
  Revenues from manufacturing.................              24,460          -            -            -         24,460
  Other revenues..............................               6,731          -            -            -          6,731
                                                         ---------    ---------    ---------    ---------    ---------
    Total revenues............................             395,934       53,939          -            -        449,873

COSTS AND EXPENSES:
  Restaurant cost of sales....................             103,161       12,546          -            -        115,707
  Restaurant operating expenses...............             160,598       32,032          -            -        192,630
  Wholesale and manufacturing cost of sales...              12,796          -            -            -         12,796
  wholesale and Manufacturing operating
  expenses.....................................              5,761          -            -            -          5,761
  General and administrative...................             60,271        6,685          -            -         66,956
  Reorganization costs and other one-time
   charges.....................................                 -         1,332          -            -          1,332
  Depreciation and amortization................             29,734        4,987          267  (12)    -         34,998
  Provision for write-down of bakery assets....                 _         4,160          -            -          4,160
                                                          ---------    ---------    ---------    ---------    ---------
    Total costs and expenses...................            372,321       61,742          267          -        434,330
                                                          ---------    ---------    ---------    ---------    ---------


INCOME FROM OPERATIONS.........................             23,613       (7,803)        (267)         -         15,543

OTHER EXPENSES:
  Interest, net................................             20,176        4,698       (4,698) (13)  3,105 (15)  23,281
                                                          ---------    ---------    ---------    ---------    ---------


NET INCOME BEFORE INCOME TAXES.................              3,437      (12,501)       4,431       (3,105)      (7,738)

  Income tax (expense) benefit.................             (1,406)       1,294       (1,905) (14)  1,335 (14)    (682)
                                                          ---------    ---------    ---------    ---------    ---------

NET INCOME (LOSS)..............................         $    2,031    $ (11,207)   $   2,526   $   (1,770)   $  (8,420)
                                                          =========    =========    =========    =========    =========

* Statement of operations for the nine months ended September 27, 1998

           See notes to pro forma consolidated financial statements.

                             AFC ENTERPRISES, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     BASIS OF PRESENTATION. The pro forma consolidated balance sheet has been prepared assuming that the CII acquisition, proceeds from the Refinancing and proceeds from the Offering to existing "qualified" shareholders and option holders was completed on the date of the indicated period. The pro forma statements of operations have been prepared assuming that the transactions described above were completed at the beginning of the indicated periods. The following notes describe the adjustments made to the historical financial statements:

(1) To reduce the cash account by the cash used to fund the CII purchase price of $64.0 million.

(2) To record (i) the write-off of notes receivable, (ii) the payoff of long-term debt and related accrued interest, (iii) the write-off of deferred bonuses and (ii) the elimination of redeemable preferred stock and CII shareholders' equity accounts in connection with the CII acquisition. The decrease in other liabilities is net of an addition of $1.7 million in liabilities incurred by the Company in connection with the CII acquisition.

(3)  To reflect the goodwill resulting from the CII acquisition.

(4) To record the write off of CII's pre-acquisition intangibles in connection with the CII acquisition.

(5)  To reflect the estimated acquisition costs related to the CII acquisition.

(6) To reflect the net cash proceeds the Company received from the Refinancing and Offering to fund the CII acquisition.

(7)  To reflect the debt issuance costs capitalized related to the Refinancing.

(8) To reflect the current portion of the Tranche B term loan of $50.0 million resulting from the Refinancing.

(9) To reflect the noncurrent portion of the Tranche B term loan of $50.0 million resulting from the Refinancing.

(10) To reflect the issuance of 2,795,703 shares of AFC Common Stock (par value $.01) sold to existing shareholders and option holders at $7.75 pursuant to the Offering.

(11) To reflect the notes receivable additions representing notes executed between the Company and certain shareholder and option holders used by such individuals to purchase AFC Common Stock related to the Offering.

(12) To reflect amortization of the goodwill established as part of the CII acquisition less amortization included in CII's historical statement of operations related to pre-acquisition intangibles. A forty-year life was used to compute the amortization on goodwill resulting from the CII acquisition.

(13) To eliminate historical CII interest expense.

                             AFC ENTERPRISES, INC.

                                  (UNAUDITED)

(14) To reflect income tax expense using the Company's effective income tax rate of 43% on a consolidated basis after the CII acquisition.

(15) To reflect interest expense on the $50.0 million Refinancing used to fund a portion of the CII acquisition. An annual interest rate of 8.75% was used to compute interest expense. In addition to interest expense on the term loan, (i) additional interest expense was added to reflect the amortization of related debt costs and (ii) interest income generated from the notes receivable from the Offering (See note 17) was netted against total interest expense resulting from the Refinancing.